Exhibit 99.2

                             SUBSCRIPTION AGREEMENT

         This SUBSCRIPTION AGREEMENT (this "Agreement") is made and entered into as of November 5, 2009, by and among Samick Musical Instruments Co, Ltd., a Korean corporation (the "Subscriber"), and Steinway Musical Instruments, Inc., a Delaware corporation (the "Company"). The Subscriber and the Company may be referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS
                                    --------

         WHEREAS, the Subscriber desires to purchase from the Company, and the Company desires to sell to the Subscriber, up to Three Million Four Hundred Thousand (3,400,000) shares of the Ordinary Common Stock, par value $0.001 per share, of the Company.

         NOW, THEREFORE, in consideration of the premises, agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree, upon the terms and subject to the conditions contained herein, as follows:

                                   ARTICLE I.

                                   DEFINITIONS
                                   -----------

Section 1.01  Definitions.

         "Action" shall have the meaning given to it in Section 3.01(a).

         "Affiliate" shall mean any corporation, limited liability company, partnership, trust, company, unincorporated entity or other legal entity which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the legal entity specified, for which purposes "control" means the beneficial ownership of fifty percent (50%) or more of the voting interests of a legal entity or of the equivalent rights to determine the decision of such legal entity, including any investment advisor or investment manager to any fund or collective investment scheme.

         "Agreement" shall have the meaning given to it in the Preamble.

         "Closing" shall have the meaning given to it in Section 2.02.

         "Closing Date" shall have the meaning given to it in Section 2.02.

         "Company" shall have the meaning given to it in the Preamble.

         "Encumbrance" shall mean any security interest, deed of trust, mortgage, debenture, option, pledge, hypothecation, charge, lien (statutory or other, including any construction, mechanics, supplier's or repairer's lien), restrictive covenant, easement, right-of-way, Order, Contract, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Equity Financing Transaction" shall mean the issuance and/or sale by the Company of shares of Ordinary Common Stock for cash in a bona fide financing transaction with a third party investor, the primary purpose of which is to raise funds for the Company, but excluding (a) any offering of shares which constitute less than five percent (5%) of the then outstanding number of shares of the Ordinary Common Stock, (b) any issuance of shares to, or issuance of shares upon exercise of options granted to, employees, officers or directors of the Company or any Affiliate of the Company, (c) any issuance of shares as an "equity kicker" in a debt financing, or upon conversion of debt securities or upon exercise of warrants issued in connection with any such debt financing, (d) any issuance of shares in connection with a transaction, the primary purpose of which is not to raise funds for the Company, including but not limited to a merger or share-for-share exchange or an acquisition of a business, or (e) a public offering of shares which is registered with the SEC under the Securities Act.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Governmental Authority" shall mean any federal, state, county, municipal or other governmental authority, any political subdivision of any of the foregoing, or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity.

         "HSR Act" shall mean Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

         "Initial Closing" shall have the meaning given to it in Section 2.01.

         "Initial Closing Date" shall have the meaning given to it in Section 2.01.

         "Initial Shares" shall have the meaning given to it in Section 2.01.

         "Laws" shall mean all statutes, regulations, conventions, treaties, protocols, by-laws, statutory orders, ministerial orders, governmental approvals, requisitions, rules, codes or specifications (and interpretations thereof), including those having application to the Parties and the transactions contemplated by this Agreement; all as of the date hereof and at any time thereafter in effect, and all as enacted, issued, promulgated, made, adopted or interpreted by any Governmental Authority, as amended, renewed and/or varied from time to time.

         "Material Adverse Effect" shall mean a material adverse effect on (i) the business or assets of the Company and its subsidiaries taken as a whole,
(ii) the transactions contemplated by this Agreement, or (iii) the Shares.

         "Option Exercise Conditions" shall have the meaning given to it in
Section 2.02(c).

         "Option Shares" shall have the meaning given to it in Section 2.02.

         "Option Closing" shall have the meaning given to it in Section 2.02.

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

         "Option Closing Date" shall have the meaning given to it in Section
2.02.

         "Order" shall have the meaning given to it in Section 3.01(c).

         "Ordinary Common Stock" shall mean the Ordinary Common Stock, par value $0.001 per share, of the Company.

         "Party" or "Parties" shall have the meaning given to it in the Preamble.

         "Person" or "Persons" shall mean any individual, natural person, corporation, joint venture, partnership, limited partnership, limited liability company, trust, estate, business trust, association, or any other entity.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "Securities Act" shall have the meaning given to it in Section 3.02(e)(ii).

         "Shares" shall have the meaning given to it in Section 2.02.

         "Subscriber" shall have the meaning given to it in the Preamble.

         "Subscriber Parties" shall have the meaning given to it in Section
5.02.

                                   ARTICLE II.

                                SALE AND ISSUANCE
                                -----------------

         Section 2.01 Initial Sale and Issuance of Shares. Subject to the terms and conditions of this Agreement, the Subscriber agrees to purchase at the Initial Closing and the Company agrees to sell and issue to the Subscriber at the Initial Closing, One Million Seven Hundred Thousand (1,700,000) shares of the Ordinary Common Stock (the "Initial Shares") at a purchase price of $16.00 per share or $27,200,000 in the aggregate (the "Initial Payment"). The purchase and sale of the Initial Shares shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 601 S. Figueroa Street, Los Angeles, CA 90017 at 10:00 a.m., on November 5, 2009 (the "Initial Closing Date"), or at such other time and place as the Company and the Subscriber mutually agree upon orally or in writing (which time and place are designated as the "Initial Closing").

         Section 2.02 Subsequent Sale and Issuance of Shares.

              (a) Subject to Section 2.02(c), the Subscriber shall have the right, but not the obligation, to purchase at the Option Closing (as defined below), and the Company agrees to sell and issue to the Subscriber at the Option Closing, up to One Million Seven Hundred Thousand (1,700,000) additional whole shares (the "Option Shares," and together with the Initial Shares, the "Shares") of the Ordinary Common Stock for a purchase price of $16.00 per share or $27,200,000 in the aggregate in the event that all of the Option Shares are so purchased (the "Option Payment"). The purchase and sale of any Option Shares shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 601 S. Figueroa Street, Los Angeles, CA 90017 at 10:00 a.m., on

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

         or before March 31, 2010 (the "Option Closing Date," and together with the Initial Closing Date, the "Closing Date"), or at such other time and place as the Company and the Subscriber mutually agree upon orally or in writing (the "Option Closing," and together with the Initial Closing, the "Closing").

              (b) In order to exercise its right to purchase any of the Option Shares, the Subscriber shall provide written notice to the Company, not less than five business days prior to the Option Closing Date, specifying the number of Option Shares the Subscriber elects to purchase and the Subscriber's proposed Option Closing Date (which date shall not be later than March 31, 2010). The Subscriber's right to purchase, and the Company's obligation to sell and issue, any Option Shares shall expire and terminate immediately after the earlier to occur of the Option Closing Date and March 31, 2010.

              (c) Notwithstanding the foregoing, the right of the Subscriber to purchase, and the obligation of the Company to sell and issue, some or all of the Option Shares may be subject to (i) the approval of the stockholders of the Company as required by Section 312.03(c) of the Listed Company Manual and the rules and regulations of the New York Stock Exchange on which the Ordinary Common Stock trades, (ii) the filing with the SEC and distribution of an information statement relating to such stockholder approval, in accordance with Regulation 14C under the Exchange Act, and the passage of not less than 20 calendar days following such distribution, (iii) filings in accordance the HSR Act, and the termination or expiration of the applicable waiting period imposed under the HSR Act, and (iv) compliance with the Company's Insider Trading Policy applicable to all members of the board of directors of the Company to the extent the Subscriber then has a designee or Affiliate as a member thereof (the requirements specified in clauses (i), (ii), (iii) and (iv) being referred to herein as the "Option Exercise Conditions"). If any of the Option Exercise Conditions is applicable to the purchase and sale of any of the Option Shares, then the right of the Subscriber to purchase, and the obligation of the Company to sell and issue, such Option Shares shall be conditioned on the prior satisfaction of such Option Exercise Condition(s).

         Section 2.03 Closing Deliverables.

              (a) At the Initial Closing: (i) the Company shall deliver to the Subscriber a certificate or certificates representing the Initial Shares that the Subscriber is purchasing; and (ii) the Subscriber shall make the Initial Payment by cashier's check or by wire transfer of immediately available funds in United States dollars, to an account designated at least two business days prior to the Initial Closing in writing by the Company.

              (b) At the Option Closing: (i) the Company shall deliver to the Subscriber a certificate or certificates representing the Option Shares that the Subscriber is purchasing; and (ii) the Subscriber shall make the Option Payment by cashier's check or by wire transfer of immediately available funds in United States dollars, to an account designated at least two business days prior to the Option Closing in writing by the Company.

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

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         Section 3.01 Representations and Warranties of the Company. The Company represents and warrants to the Subscriber that the following statements are true as of the date hereof and will be true as of each Closing Date:

              (a) Organization and Status of the Company. The Company (a) is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, (b) is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not cause a Material Adverse Effect, (c) has the relevant corporate power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted, and
         (d) is not in breach or violation of, or default under, any provision of its organizational documents. The Company has never approved or taken any action, nor is there any pending or (to the Company's knowledge) threatened action, suit, arbitration, mediation, investigation or similar proceeding (or basis therefor) (an "Action"), seeking or otherwise contemplating the dissolution, liquidation, insolvency, or rehabilitation of the Company.

              (b) Power and Authority; Enforceability. Subject to the satisfaction of the Option Exercise Conditions: (i) the Company has the corporate power and authority necessary to consummate the transactions contemplated by this Agreement and execute, deliver, and perform this Agreement; (ii) the Company has taken all actions necessary to authorize the execution and delivery of this Agreement; and (iii) this Agreement has been duly authorized, executed, delivered by, and is binding upon and enforceable against, the Company.

              (c) No Violations. Subject to the satisfaction of the Option Exercise Conditions, the consummation of the transactions contemplated by this Agreement and the execution, delivery, and performance of the this Agreement by the Company will not, subject to the accuracy of the representations and warranties of the Subscriber contained herein, (i) breach any Laws to which the Company is subject to or any provision of its organizational documents, (ii) breach any contract, agreement, arrangement, commitment, instrument, document or similar understanding (whether written or oral) ("Contract"), to which the Company is a party or by which the Company is bound or to which the Company's assets are subject, (iii) violate any order, ruling, decision, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority or arbitrator (an "Order") with jurisdiction over the Company, (iv) result in the imposition of Encumbrances upon any assets owned by the Company or the Shares, (v) require any consent under any Contract, Order or Laws, or, if such consent is required, the Company shall have obtained the same, or (vi) trigger any rights of first refusal, preferential purchase or similar rights with respect to any of the Shares, or if such rights are triggered, the Company shall have obtained the waiver of the same, except in the case of clauses (i) through (vi) where such breach, violation, result or other event would not cause a Material Adverse Effect.

              (d) The Shares. The Shares have been duly authorized, and when issued at the Initial Closing and the Option Closing, the Initial Shares and the Option Shares, respectively, will be validly issued, fully paid and nonassessable shares of the Ordinary Common Stock.

              (e) SEC Filings. The Company's filings made with the SEC pursuant to the Exchange Act, including but not limited to filings on Forms 10-K, 10-Q and 8-K, as such filings have been updated, modified, amended or superseded by subsequent filings with the SEC, did not (as of the time of such filings, as so updated, modified, amended or superseded) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

         Section 3.02 Representations and Warranties of the Subscriber. The Subscriber represents and warrants to the Company that the following statements are true as of the date hereof and will be true as of each Closing Date:

              (a) Status of Subscriber. The Subscriber is a corporation duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation or organization. There is no pending or threatened Action (or basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of the Subscriber.

              (b) Power and Authority; Enforceability. Subject to the satisfaction of the Option Exercise Conditions: (i) the Subscriber has the corporate power and authority necessary to consummate the purchase of the Shares and execute, deliver, and perform this Agreement; (ii) the Subscriber has taken all actions necessary to authorize the execution and delivery of this Agreement; and (iii) this Agreement has been duly authorized, executed, delivered by, and is binding upon and enforceable against, the Subscriber.

              (c) No Violations. Subject to the satisfaction of the Option Exercise Conditions, the consummation of the transactions contemplated by this Agreement and the execution, delivery, and performance of this Agreement by the Subscriber will not (i) breach any Law to which the Subscriber is subject or any provision of its organizational documents, (ii) breach any Contract or violate any Order to which the Subscriber is a party or by which the Subscriber is bound or to which any of the Subscriber's assets are subject, or (iii) require any consent under any Contract, Order or Laws (including consent of the Bank of Korea), other than any consents that have been obtained prior to the date hereof, except in the case of clauses (i) through (iii) where such breach, violation or other event would not cause a material adverse effect on the business or assets of the Subscriber or the transactions contemplated by this Agreement.

              (d) Ownership. Prior to the Initial Closing, the Subscriber is the lawful owner, beneficially and of record (through an Affiliate of the Subscriber), of 244,700 shares of the Ordinary Common Stock, and no Affiliate of the Subscriber owns, beneficially or of record, any other shares of Ordinary Common Stock or other securities of the Company.

              (e)  Eligibility.

                 (i) This Agreement is made with the Subscriber in reliance upon the Subscriber's representation to the Company, which by the Subscriber's execution of this Agreement, the Subscriber hereby confirms, that the Shares to be acquired by the Subscriber will be acquired for investment for the Subscriber's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Subscriber has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Subscriber further represents that the Subscriber does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

                 (ii) The Subscriber acknowledges that the offering and sale of the Shares have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or any other state or foreign securities laws, and the offering and sale of the Shares is being made in reliance upon federal and state exemptions for transactions not involving a public offering.

                 (iii) The Subscriber is an "accredited investor" within the meaning of Rule 501 under the Securities Act by virtue of paragraph (a)(3) thereof.

                 (iv) The Subscriber will promptly furnish to the Company all information that the Company may hereafter reasonably require in order to determine whether or not the Subscriber is an "accredited investor."

                 (v) The Subscriber (either alone or together with any advisors retained by the Subscriber in connection with evaluating the merits and risks of a prospective investment in the Shares) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of acquiring the Shares, and is able to bear the economic risk of such investment, including the risk of a complete loss. The aggregate amount of the investments of the Subscriber in all investments that are illiquid is reasonable in relation to the Subscriber's net worth.

                 (vi) The Subscriber acknowledges and agrees that any and all certificates representing any of the Shares shall contain a legend substantially to the following effect:

              "THE ORDINARY COMMON SHARES (THE "SHARES") IN STEINWAY MUSICAL INSTRUMENTS, INC. (THE "COMPANY") REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT

              OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE OR NON-U.S. SECURITIES LAWS, AND AS SUCH ARE "RESTRICTED SECURITIES. THE SHARES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR PLEDGED, IN WHOLE OR IN PART, EXCEPT BOTH (A) AS PERMITTED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE OR OTHER SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, AND (B) IN ACCORDANCE WITH THE TERMS OF THE BYLAWS OF THE COMPANY."

                                   ARTICLE IV.

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES
                    ----------------------------------------

         Section 4.01 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to each Closing of the following conditions:

              (a) No statute, rule or regulation shall have been enacted, promulgated or enforced by any court or Governmental Authority following the date hereof which prohibits or restricts the consummation of the transactions contemplated by this Agreement;

              (b) There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated by this Agreement;

              (c) All consents, authorizations, waivers and approvals of any Governmental Authority or other regulatory body as may be required to be obtained in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the transactions contemplated by this Agreement; and

              (d) With respect to the Option Closing, if any Option Exercise Condition is applicable to the purchase and sale of any Option Shares that the Subscriber has elected to purchase, such Option Exercise Condition shall have been satisfied with respect to such Option Shares.

         Section 4.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or waiver) at or prior to each Closing of the following conditions:

              (a) The representations and warranties of the Subscriber contained in Section 3.02 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of such Closing as if made at and as of such time (provided that representations and warranties which are as of a specific date shall speak only as of such date);

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

              (b) The Subscriber shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to such Closing pursuant to the terms of this Agreement; and

              (c) The Company shall have received from the Subscriber an officers' certificate certifying that the conditions set forth in Sections 4.02(a) and (b) above have been satisfied.

         Section 4.03 Conditions to Obligations of the Subscriber. The obligations of the Subscriber to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or waiver by the Subscriber) at or prior to each Closing of the following conditions:

              (a)  The representations and warranties of the Company in Section
         3.01 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of such Closing as if made at and as of such time (provided that representations and warranties which are as of a specific date shall speak only as of such date);

              (b) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to such Closing pursuant to the terms of this Agreement;

              (c) The Subscriber shall have received from the Company an officers' certificate certifying that the conditions set forth in Sections 4.03(a) and (b) above have been satisfied; and

              (d) The Subscriber shall have received a side letter duly executed by Kyle Kirkland and Dana Messina, as the owners of all of the Class A Shares of the Company, substantially in the form of Exhibit A.

                                   ARTICLE V.

                            COVENANTS OF THE PARTIES
                            ------------------------

         Section 5.01 Standstill. Except as provided under Article II of this Agreement, the Subscriber hereby agrees that neither it nor any of its Affiliates shall acquire beneficial or record ownership of any additional securities of the Company, including any additional shares of the Ordinary Common Stock of the Company, without the prior written approval of the Board of Directors of the Company; provided, however, that the Subscriber may, without such consent, acquire outstanding shares of the Ordinary Common Stock as long as the aggregate holdings of the Subscriber and its Affiliates, including the Shares, does not exceed 40% of the total number of outstanding shares of the Ordinary Common Stock, and provided that such acquisition is otherwise in compliance with all applicable Laws. The Subscriber further agrees that neither it nor any of its Affiliates, nor anyone acting on its or their behalf, shall:
(a) except as expressly permitted by Article II or this Section 5.01, in any manner, acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any assets or securities of the Company (or beneficial ownership thereof) or any rights or options to acquire any assets or securities of the

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

Company (or beneficial ownership thereof); (b) propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or divisions; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors, or policies of the Company, other than as or through a member of the board of directors; (d) disclose any intention, plan, or arrangement inconsistent with the foregoing; or (e) advise, assist, or encourage any other persons in connection with any of the foregoing.

         Section 5.02 Securities Law Compliance.

              (a) The Subscriber hereby agrees that it, its Affiliates, and any representative or nominee that it may have on the Board of Directors of the Company (collectively, the "Subscriber Parties"), shall comply with all applicable Laws with respect to the acquisition, disposition or ownership of the Shares and any other securities of the Company, including but not limited to making any and all required filings with the SEC. The Subscriber further agrees that it shall provide not less than five (5) days written notice to the Company prior to any Subscriber Party acquiring or disposing of any Shares or other securities of the Company, or making any filing with the SEC or issuing any press release or announcement relating to the Company or the Shares or other securities of the Company.

              (b) The Company hereby agrees that, to the extent necessary and appropriate to effectuate the transactions contemplated by this Agreement, it shall file with the SEC an Information Statement pursuant to Regulation 14C of the Exchange Act and distribute such Information Statement to the stockholders of the Company.

         Section 5.03 HSR Act. If and to the extent required in connection with the Subscriber's exercise of its right to acquire Option Shares pursuant to
Section 2.02, each of the Parties will (a) take all actions necessary to make the filings required of such Party or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by such Party or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with the other Party in connection with such other Party's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

         Section 5.04 Right of First Refusal. If at any time while the Subscriber has continuously owned shares of the Ordinary Common Stock constituting in excess of 15% of all outstanding shares of Ordinary Common Stock, the Company proposes to issue shares of the Ordinary Common Stock, or proposes to sell shares of the Ordinary Common Stock held in treasury, in an Equity Financing Transaction, the Company shall provide notice to the Subscriber in advance of such proposed Equity Financing Transaction, which notice shall specify the number of such shares proposed to be issued or sold, the proposed price or range of prices per share, and such other terms and conditions thereof as the Company shall deem to be material. The Subscriber shall have the right, but not the obligation, to purchase a portion of such newly issued or treasury shares of the Ordinary Common Stock equal to (and not less than) the proportional number of shares held by the Subscriber at the time of its receipt

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

of such notice (rounded to the nearest whole share). If the Subscriber decides to exercise its right to so purchase a portion of such newly issued or treasury shares, the Subscriber must deliver to the Company, within seven (7) calendar days of receipt of the Company's notice, a notice indicating the number of shares it intends to so purchase, and irrevocably committing to purchase such shares on the terms and conditions of the Equity Financing Transaction. If the Company timely receives such notice from the Subscriber and proceeds to consummate the Equity Financing Transaction, the Company shall issue and/or sell to the Subscriber, and the Subscriber shall purchase from the Company, such proportionate number of shares of the Ordinary Common Stock on the terms and conditions of the Equity Financing Transaction. Notwithstanding the foregoing, the Subscriber's rights to purchase shares of the Ordinary Common Stock pursuant to this Section 5.03 shall terminate and be of no further force and effect if either (a) the Subscriber fails to continuously own shares of the Ordinary Common Stock constituting in excess of 15% of all outstanding shares of Ordinary Common Stock, or (b) the Subscriber declines to exercise its rights to purchase shares of the Ordinary Common Stock pursuant to this Section 5.03 on three (3) occasions.

         Section 5.05 Cooperation. The Company agrees to use commercially reasonable efforts to cooperate with the Subscriber in connection with the lawful sale or transfer of Shares by the Subscriber, including but not limited to the removal of the legend referred to in Section 3.02(e)(vi) on certificates representing such Shares when permitted under applicable Law.

                                   ARTICLE VI.

                                  MISCELLANEOUS
                                  -------------

         Section 6.01 Entire Agreement. This Agreement, together with all schedules, exhibits, annexes or other attachments hereto, and the certificates, documents, instruments and writings that are delivered pursuant hereto or thereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

         Section 6.02 No Third Party Beneficiary. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the Subscriber and the Company.

         Section 6.03 Assignment; Binding Effect. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any such assignment by a Party without prior written approval of the other Party will be deemed invalid and not binding on such other Party. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

         Section 6.04 Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and must be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, to the intended recipient at the address set forth for the recipient on the signature page (or to such other address as any Party may give in a notice given in accordance with the provisions hereof). All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, or
(iv) if sent by facsimile, upon the transmitter's confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient's time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

         If to the Subscriber:

         Samick Musical Instruments Co, Ltd.
         Samick Plaza Building 58-3
         Nonhyeon-Dong, Gangnam-Gu
         Seoul, Korea 135-010
         Fax:  82-32-453-3169
         Attention:  Jong Sup Kim, Chairman

         with a copy to:

         Kim & Min, A Professional Law Corporation
         3435 Wilshire Blvd., Suite 2600
         Los Angeles, California 90010
         Fax: (213) 382-3500

         If to the Company:

         Steinway Musical Instruments, Inc.
         800 South Street, Suite 305
         Waltham, Massachusetts  02453-1439
         Fax:  (781) 894-9803
         Attention:  Dennis M. Hanson

         with a copy to:

         Milbank, Tweed, Hadley & McCloy LLP
         601 S. Figueroa Street, 30th Floor
         Los Angeles, California  90017
         Fax: (213) 892-4710
         Attention:  Neil J Wertlieb, Esq.

         Section 6.05 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

         Section 6.06 Governing Law; Jurisdiction; Attorneys' Fees.

         Section 6.07 This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles. The parties submit to the exclusive jurisdiction and venue of the courts of the State of California for the resolution of all disputes relating to this Agreement and the transactions contemplated hereby. If any litigation or other enforcement proceeding is commenced in connection with this Agreement, then the prevailing party shall be entitled to receive payment of its reasonable attorneys' fees and expenses and court costs from the other party.

         Section 6.08 Amendment; Extensions; Waivers. No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by all of the Parties. Each waiver of a right hereunder does not extend beyond the specific event or circumstance giving rise to the right. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor does any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

         Section 6.09 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the Parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

         Section 6.10 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

         Section 6.11 Construction. This Agreement has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. The words "include," "includes," and "including" will be deemed to be followed by "without limitation." The word "person" includes individuals, entities and Governmental Bodies. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the Company and the Subscriber have executed this Agreement as of the date first written above.



                                       COMPANY
                                       -------

                                       STEINWAY MUSICAL INSTRUMENTS, INC.

                                       By:   ___________________________

                                             Name:  _____________________

                                             Title: ______________________


                                       SUBSCRIBER
                                       ----------

                                       SAMICK MUSICAL INSTRUMENTS CO, LTD.

                                       By:   ___________________________

                                             Name:  _____________________

                                             Title: ______________________






                                 Signature Page

                                    EXHIBIT A

                         Side Letter of Class A Holders
                         ------------------------------


                                                [insert date of Initial Closing]

Samick Musical Instruments Co, Ltd.
Samick Plaza Building 58-3
Nonhyeon-Dong, Gangnam-Gu
Seoul, Korea 135-010
Attention:  Jong Sup Kim, Chairman

         Re:     Subscription Agreement
                 ----------------------

Dear Chairman Kim:

         We, the undersigned, are delivering this letter to you in connection with the transactions contemplated by the Subscription Agreement (the "Subscription Agreement") dated November 5, 2009, between Samick Musical Instruments Co, Ltd. (the "Subscriber") and Steinway Musical Instruments, Inc. (the "Company").

         We hereby represent that we are the sole and exclusive owners of all of the outstanding shares of Series A Common Stock, par value $0.001, of the Company (the "Series A Shares") and, as such, currently have the voting power to elect the members of the board of directors of the Company (the "Board").

         We hereby agree that we shall vote our Series A Shares so as to elect Chairman Jong Sup Kim to the Board.

         The agreement evidenced by this letter shall terminate and be of no further force or effect if at any point in time (a) the Subscriber is in breach of the Subscription Agreement or (b) the Subscriber holds less than 15% of the outstanding shares of Ordinary Common Stock, par value $0.001, of the Company.

         Sincerely,



---------------------------                 -------------------------
Kyle Kirkland                               Dana D. Messina